OMB APPROVAL
                                                  OMB NUMBER: 3235-0059
                                                  Expires: January 31, 2002
                                                  Average estimated burden hours
U.S. SECURITIES AND EXCHANGE COMMISSION           per response...........2.50
        WASHINGTON, D.C. 20549
                                                  SEC FILE NUMBER
             FORM 12b-25                          1-11883
                                                  CUSIP NUMBER
     NOTIFICATION OF LATE FILING                  268618

                                  (Check One):

[X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [ ] Form N-AR

For Period Ended: September 30, 2001

     [  ] Transition Report on Form 10-K
     [  ] Transition Report on Form 20-F
     [  ] Transition Report on Form 11-K
     [  ] Transition Report on Form 10-Q
     [  ] Transition Report on Form N-SAR

     For the Transition Period Ended:

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     Read attached Instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART 1 - Registrant Information
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Full name of Registrant: EMB CORPORATION

Former Name if applicable: Not Applicable

Address of Principal Executive Office:

                           5075 Warner Avenue, Suite B
                           ---------------------------
                                Street and Number

                       Huntington Beach, California 92649
                       ----------------------------------
                            City, State, and Zip Code

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PART II - Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25c has been attached if applicable.

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PART III - Narrative
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     Management's Discussion and Analysis of Financial Condition and Results of Operation, as related to the registrant's financial information, certain of the financial information itself, and certain aspects of the description of its current operations will not be completed in sufficient time to file the Annual Report on Form 10-KSB for the period ended September 30, 2001 by December 31, 2001.

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PART IV- Other Information
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(1)  Name and telephone number of person to contact in regard to this notification:

     James E. Shipley              (714)               377-2118
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          Name                  (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                EMB CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                            EMB CORPORATION

Date: December 31, 2001                     By: /s/ James E. Shipley
-----------------------                     ------------------------
                                            James E. Shipley
                                            President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.